Exhibit 23.1

PLS CPA, A PROFESSIONAL CORP.
4725 MERCURY STREET #210 SAN DIEGO CALIFORNIA 92111
TELEPHONE (858)722-5953 FAX (858) 761-0341 FAX (858) 433-2979
E-MAIL changgpark@gmail.com

June 27, 2018

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A2 of our report dated March 20, 2018, relating to the financial statements of Axelerex Corp. as of December 31, 2017, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS CPA,
A Professional Corp. San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board